Exhibit 7(c)

For Protective’s Premiere I, Premiere Provider and Premiere Protector Variable Life products:

American United Life Insurance Company (Indianapolis, Indiana)

Generali USA Life Reassurance Company (formerly Business Men’s Assurance Company of America) (Kansas City, Missouri)

Munich American Reassurance Company (Atlanta, Georgia)

Revios Reinsurance US Inc. (formerly Gerling Global Life Reinsurance Company) (Toronto, Canada)

RGA Reinsurance Company (St. Louis, Missouri)

SCOR Life U.S. Re Insurance Company (Addison, Texas)

Security Life of Denver Insurance Company (Denver, Colorado)

Swiss Re Life & Health America Inc. (Stamford, Connecticut)

The Cologne Life Reinsurance Company (Stamford, Connecticut)

The Lincoln National Life Insurance Company (Fort Wayne, Indiana)

Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)